Exhibit 99.1

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# WidePoint Corporation

## Second Quarter 2018 Earnings Conference Call

### August 13, 2018

C O R P O R A T E   P A R T I C I P A N T S

Kim Rogers, Hayden IR

Jin Kang, President and Chief Executive Officer

Jason Holloway, Chief Sales and Marketing Officer

Kito Mussa, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Mike Crawford, B. Riley FBR

P R E S E N T A T I O N

Operator:

Greetings, and welcome to the WidePoint Corporation Q2 2018 Earnings Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

For opening remarks, I will now to turn the call over to Kim Rogers of Hayden IR. Ms. Rogers, you may begin.

Kim Rogers:

Thank you. Good afternoon, everyone, and thank you for joining WidePoint's 2018 Second Quarter Financial Results Conference Call. With me on the call today are WidePoint's President and CEO, Jin Kang, as well as Jason Holloway, Chief Sales and Marketing Officer, and WidePoint's Chief Financial Officer, Kito Mussa. On our call today, Jin will provide an overview of the quarter's recent developments and an overview of the strategy, Jason will provide a sales and marketing update, and Kito will provide a detailed financial overview. At that point, we’ll open the call to questions from analysts and institutional investors.

The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the Company's Form 10-K, filed with the Securities and Exchange Commission.

Additionally, I have also been asked to advise you that this conference call is being recorded today, August 14, 2018, at the request of WidePoint Corporation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I will now turn the call now over to WidePoint's CEO, Jin Kang, for opening remarks. Please go ahead, Jin.

Jin Kang:

Thank you, Kim, and good afternoon to you all. Thank you for joining us today to review our second quarter 2018 financial results.

We had another solid quarter. We are now on our fourth consecutive quarter of positive Adjusted EBITDA. Our Adjusted EBITDA continues to improve, and Kito will have additional details on this in his prepared remarks later in the call. We are batting a thousand when it comes to capturing contract re-competes and option period execution. We have been successful in expanding the scope and size of our contracts during these re-competes to increase the higher margin portions of those contracts. So far this year, we have continued our operating cost profile that was established at the end of last year, that allowed us to reduce our operating expenses by almost $1.2 million, compared to the same six-month period last year. We are confident that our Adjusted EBITDA will continue to improve going forward, and we’re on track to GAAP profitability. Based upon our preliminary July financial results and recent contract awards, we see this trend continuing throughout 2018.

Traditionally, our second quarter is relatively slow, and this year was no exception. However, we are focused on developing a steady pipeline of profitable federal and commercial enterprise sales opportunities to drive future revenue growth. We are using every opportunity to grow our sales pipeline and reach key decision makers. Currently, one of the best strategies for capturing new business is partnering with large systems integrators to pursue enterprise opportunities. We are leveraging our preferred provider status with these large systems integrators to help these companies support their end customers, suppliers and partners.

Our recent announcement of our partnership with a large systems integrator is a great example of this partner strategy. These large systems integrators are leading providers of integrated technology solutions for businesses, government, education and healthcare organizations. They are recognized throughout the public and private sectors as such, and we consider them to be ideal partners for offering our TM2 solutions to organizations seeking to maximize and secure their mobile telecom resources. We are pursuing a range of TM2 opportunities in both government and commercial entities utilizing our partnership with these key systems integrators. We are also actively marketing our combined solution set to both new and existing customers, utilizing our core capabilities in Telecom Lifecycle Management, Identity Management and Bill Presentment and Analytics under the TM2 umbrella. We are also expanding our capabilities through teaming and integration with others solution providers.

I’m also happy to announce that all of our TLM clients have now been migrated to our proprietary Intelligent Telecommunication Management Systems, or ITMS, from a mix of legacy systems. All future capabilities will be built into ITMS going forward, which will reduce cost and complexity to support.

We continue to anticipate that the cost savings actions that we’ve taken during the preceding quarters will provide annual savings of over $3 million in our operating expenses, compared to last year. We will continue to be Adjusted EBITDA positive and we are on track for accomplishing our 2018 goals of top line growth and improved profitability. Through a mix of organic growth and up-selling and cross-selling activities, we will continue to expand our work with our current customers as they add to their mobile telecom assets and increase their need for TM2 services. We will continue to pursue new private and public sector opportunities utilizing our TM2 solution sets. Also, we are expecting decisions for proposals submitted earlier in the year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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On that note, I know that many of you are wondering about the long-awaited task order award for the U.S. Coast Guard. I’m happy to report that the task order is on schedule to be awarded on September 1. We have received the draft Request For Quote, or RFQ, last Friday and we project that the final RFQ will be received this week. We are the only vendor that is able to vie for this work, as this work will be issued under the CWMS BPA. We will quickly publish a press release announcing this award once the order is received, so please stay tuned.

Lastly, I can confidently say that our sales pipeline is the healthiest it has been in all my years of WidePoint.

With that, I’ll turn the call over to Jason, who will provide an update on our sales and marketing efforts and our sales pipeline. Kito will then follow with details on our financial performance in his prepared remarks.

Please go ahead, Jason.

Jason Holloway:

Thank you, Jin, and hello fellow shareholders. As Jin mentioned in his remarks, we have been very successful in the federal market pursuing large sole source contracts, such as the DHS BPA, under which any agency can purchase our services. Our ability to have a contract vehicle in place significantly speeds up the sales close process. We are pursuing a similar strategy in the commercial enterprise market by pursuing large sole source contracts that give us access to subsidiaries of large enterprises and customers of large systems integrators that will allow us to sell our services efficiently under the same umbrella.

An exciting item that has just surfaced yesterday is WidePoint’s award of a long-awaited task order to DHS Headquarters. This fully executed $1.49 million in new high-margin revenue provides three major components: one, funding for the Domestic Nuclear Detection Office rollout of new mobile devices; two, surge support for the DHS HQ Airwatch migration for both on-site personnel and help desk personnel; and three, full ongoing maintenance and support funding for our recently awarded Authority To Operate, or ATO, which I will discuss later in my remarks.

In recent calls, we’ve highlighted three commercial opportunities that we expect to drive our growth. We are in the process of securing a sole source contract with a large multinational corporation that provides software and services to the telecommunications industry. We are cautiously optimistic that we will close this contract in the fourth quarter, at which point we can sell our services to individual entities under this master agreement.

On to the DHS re-compete. We have positioned ourselves as the only potential provider for the combined services we offer. We proactively communicate with the points of contact of each major agency under the DHS umbrella to ensure that our managed services are continuously exceeding customer expectations. We have also made a significant number of custom revisions to our Intelligent Telecommunications Management System, in order to provide highly customized functionality to individual agencies.

After an extensive due diligence process, and a lengthy timeframe, our recent announcement of our Authority to Operate, or ATO, is a prime example of our proactive interaction with the various DHS agencies as it relates to potential additional requirements that will be included in the DHS re-compete contract. Increased security, the ability to store and process personally identifiable information within our Intelligent Telecommunications Management System and be in Federal Information Security Management Act moderate compliant are all huge key differentiators that we are leveraging as part of the ATO. As a side note, we have yet to find another company with similar offerings that has an ATO.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We have several focused marketing initiatives in support of brand promotion, competitive positioning and lead generation. We are starting to see meaningful engagement in these channels for business development and strategic partnership. This is evidenced by the recent award of an IT umbrella contract by New York State as a vetted and state-approved vendor to provide services and products to New York agencies and local governments. This umbrella agreement is designed to reduce the length of our bidding processes for future contracts with the federal government.

I highlighted one of the three commercial opportunities in my opening remarks. With respect to the other two opportunities, unfortunately, we did not win the other two. One of the losses was to the incumbent, which is always difficult to displace, and the second loss was potentially to an incumbent as well, but we are not sure, due to the very limited response we received. You win some and you lose some. This is the highly competitive space we live in. The bottom line is that we have a very healthy pipeline and we are looking forward to announcing additional wins on the third quarter earnings call. We will take lessons learned from these two losses in order to make WidePoint more competitive moving forward.

I will close with this. We are actively selling as diligently as possible. We are travelling every week to promote our products and services to both commercial enterprises and government. The WidePoint Team has done a wonderful job in fixing our operating structure and cutting costs. Jin and the Executive Team are pursuing every profitable revenue opportunity to take advantage of that.

With that, I will hand the call over to Kito.

Kito Mussa:

Thank you Jason. Before I start with details of our second quarter results, I’d like to remind our investors that you can find additional information on our second quarter 2018 Form 10-Q report, which was just filed U.S. Securities and Exchange Commission just prior to this earnings call.

We finished our second quarter with $17.5 million in revenue, compared to $18.9 million last year. Our second quarter revenues were lower due to the timing of reselling transactions that shifted into the third quarter as a result of contract award delays that were outside of our control. Although, our revenues fluctuate due to reselling transactions, our core customer base remains stable, and we had number of contracts come up for re-compete during the end of the second quarter that will incrementally expand higher margin revenues in the third quarter.

We narrowed our GAAP net loss to $472,000 from $1.3 million last year, and reported positive Adjusted EBITDA of approximately $136,000, as compared to negative $440,000 last year. Our results improved due to expansion of higher margin contracts and prior year cost cutting actions. As a reminder, our prior year cost cuts did not have a significant impact on our customers.

In terms of our financial position, we exited the second quarter with cash of approximately $5.4 million, net working capital of approximately $2.7 million, and approximately $3.6 million available to draw down against our credit facility with Access National Bank. Our cash position is stable and we expect it to improve gradually with each quarter of positive Adjusted EBITDA. We had small balance on our line of credit at the end of the quarter due to some government customary invoice approval delays.

Before I turn it back over to Jin, I’d like to reiterate that we made significant progress over the last four quarters to improve our financial results, and we put up positive Adjusted EBITDA of $33,000 in Q3 ‘17, $279,000 in Q4 ‘17, $86,000 in Q1 ‘18 and now a $136,000 in Q2 ‘18. Looking ahead to the third quarter, we believe that our top line revenues and bottom line will continue to improve as we implement long-awaited government contracts. We are excited about the future and will continue to work hard to meet our financial goals.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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So, with that, I would like to turn it back over to Jin.

Jin Kang:

Thank you, Kito, and thank you, Jason. At this time, we are ready for questions from our participants. Operator, will you please open up the call for questions?

Operator:

Absolutely. Thank you, sir. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Today’s first question comes from my Mike Crawford, B. Riley FBR. Please go ahead.

Michael Crawford:

Thank you. Regarding the draft RFP for the DHS re-compete, can you just go over what you said again about you believe you’re the only company with the ability to compete based on what you’ve seen, or just exactly what you mean by that statement?

Jin Kang:

Sure. For the draft RFP, the CWMS BPA has not released the draft RFP yet. However, I think you were talking about the Coast Guard draft RFQ that that was released last week. But, to answer your question in terms of our Authority to Operate, or ATO, essentially, what that means is that our system, ITMS, is certified at the FISMA moderate, Federal Information Systems Management Act, for protecting sensitive data at the moderate level. So, what that means is that we went through this long process, with the federal government being the auditors, to be accredited to be able to protect this information, Personally Identifiable Information, or PII. We know at this time of no other competitors in either any one of our trusted mobility management area that has that authority to operate from any of the federal government agencies. So, this is a huge differentiator for us as we move forward to re-win the CWMS BPA, and of course along with all of our excellent past performance that we have with the various components that we currently have under DHS.

Michael Crawford:

Right, Jin. So, when do we think we will see that RFP or draft RFP then?

Jin Kang:

We think that it’s going to be towards the end of this year, perhaps in November or December. The current contract expires in December of 2018, but all of the component agencies have executed contracts that takes them out until end of 2019, they executed that option to do so. They are also talking about extending the entire CWMS BPA for six months beyond December 2019. So, we feel that this is going to be a fairly long process. Just like with any other federal government agencies, a lot of these things takes a long time, but we know that it will happen towards the end of this year and a final RFP should be received probably first or second quarter next year is our guess right now.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Michael Crawford:

All right, thank you. Then, getting back to these three large commercial opportunities that you have been pursuing, so two, not one, and one you think you are going to win, a two-step win.

Jin Kang:

Sure. Of the three contracts, we are in final negotiations on the contract terms and conditions. So, this contract that we’re in the contract with this large service provider for the telecommunication industry, is very similar to our BPA with the Department of Homeland Security. Essentially, what that is, is it’s blanket purchase agreement and we are the sole provider of those services to the service provider to the telecommunication industry. We are in the final negotiation to this master services contract. Then, this entity will take us into their end customers to provide our services to their customers. So, we’re in the process of the final negotiations step. We are cautiously optimistic that the final contract will be signed towards the end of third quarter or the beginning of fourth quarter, and then to capture task orders underneath that contract vehicle.

Michael Crawford:

Right. So, it is a two-step process then. Once you get that hammered out, then do you need to go out and have people order off of your menu, which it sounds like, at the minimum, that’s going to be a one- or two-month process, if not longer, for each of this company’s customers, so probably the earliest we could see revenue to WidePoint from this would be in 2019. Could it be significant in Q1, or should we look to later in the year for impacts from that.

Jin Kang:

I can tell you, you’re absolutely right, it is a two-step process, and that we have been demonstrating our capabilities to the end customers already, and so there may be some revenues toward the end of this year. It’s difficult to tell what the revenue impact will be beginning of next year, first and second quarter.

Michael Crawford:

Okay, and then how does this relate to the new partnership you’ve recently announced with CDW?

Jin Kang:

A completely separate relationship. Our relationship that we announced with the CDWG, that’s continuing to ramp up and you will see results of that in the third and the fourth quarter, and as we head into 2019, you will see additional impact on our 2019 revenues, positive impact.

Michael Crawford:

Okay. Well, that’s a good kind of impact. Thank you.

Jin Kang:

Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator:

This concludes our question and answer session. I’d like to turn the conference back over to Jin Kang for any final remarks.

Jin Kang:

Thank you, Operator, and we thank you all for joining us today on our second quarter call and look forward to connecting with you again on our third quarter 2018 call. We appreciate everyone taking the time to join us today. If there are any further questions we did not address today, please reach out to Hayden IR. You can find their contact information on today’s earnings release. Thank you again and have a great evening.

Operator

This concludes today’s call. All parties may disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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